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                                   EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of the subsidiaries of the Company:


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                                                                          Place of
           Subsidiary                                                  Incorporation
           ----------                                                  -------------
     1)    Candela Iberica, S.A.                                      Spain

     2)    Candela France S.A.R.L.                                    France

     3)    Candela K.K.                                               Japan

     4)    Candela Laser (Deutschland) GmbH                           Germany

     5)    Candela Skin Care Centers, Inc.                            Massachusetts

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